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                                                                  EXHIBIT 10.51


                        The Harvey Entertainment Company
                     Richie Rich Live Action Direct-To-Video

     1.   Intentionally deleted.

     2. DISTRIBUTION FEES: 25% in all media (inclusive of Warner Home Video's or Fox Home Video's fee).

     3. FINANCING: Saban (meaning Saban Entertainment, Inc., and Saban International N.V.) will prepare the budget not to exceed $5,000,000 inclusive of a $250,000 production fee to Saban and overhead at 10% of all other direct costs of production.

     Saban shall be the Producer of the Picture and will bear responsibility for all overages.

     Production costs will be fully recoupable with interest at prime plus one percent (1%) ("Interest").

     4.   Intentionally deleted.

     5. HARVEY'S NET RECEIPT PARTICIPATION: 50% of net receipts attributable to the exploitation of the Picture.

     "Net receipts" shall be defined as the gross receipts received by Saban and it subdistributor (e.g., Warner or Fox) from the exploitation of the Picture, less the continuing deduction of the following items, in the following order:

     (i)    Saban's distribution fee set forth in paragraph 2 above;

     (ii). all third party out-of-pocket costs and charges incurred in connection with the distribution, license, exhibition, manufacturing, marketing and/or exploitation of the Picture in all media;

     (iii). production costs plus Interest.

     The definition of gross receipts (which shall include home video at 100% of receipts of Saban or its subdistributors in lieu of a royalty rate) net of a reasonable reserve for returns and shall be based upon Saban's standard definition subject to good faith negotiation of changes by the parties.

     6. PICTURE ("PICTURE"): One (1) Richie Rich live action feature length film to be initially released in the home video market to be no less than seventy-five (75) minutes (excluding main and end titles) and no greater than one hundred (100) minutes in running time.

     7.   Intentionally deleted.



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     8.   TERRITORY: Saban Entertainment, Inc., is granted the territory of the
U.S. and its territories and possessions, and Saban International N.V. is granted the universe, except the U.S. and its territories and possessions.

     9.   DISTRIBUTION TERM: In perpetuity.

     10.  Intentionally deleted.

     11. RELEASE: Saban shall commit to release the Picture initially in Home Video in accordance with the following schedule:

          (A). (i). Home video street date no later than June 30, 1998, in the United States; provided, however, that Saban will use reasonable business efforts to produce and deliver the Picture for a street date of April 15, 1998.

               (ii). An initial street date in each major territory (i.e., United Kingdom, Japan, Spain, France, Italy, Germany, Australia and Scandinavia) outside the United States of America no later than nine (9) months thereafter, each subject to Saban's good faith analysis of the prevailing market conditions prior to the release of the Picture to determine whether or not market conditions support such release date or indicate a change to such release date is necessary.

          (B). If Saban fails to meet the outside initial U.S. street date all rights in and to the Picture will revert to Harvey free and clear of any obligations to Saban,


     12.  PRODUCTION: Saban will produce the Picture.


     Saban will perform all of the customary services provided by a producer, will produce the Picture in accordance with the approved budget and will be fully responsible for the production of the Picture, which shall include hiring of all necessary personnel, obtaining necessary insurance, contracting with applicable guilds, etc.

     Harvey shall have the right to approve the basic character designs, attributes and characterization of the Harvey characters to be included in the Picture only for the purposes of ensuring that such characters are depicted in a manner consistent with the integrity and artistic representation of the characters as they have been depicted heretofore (such approval not to be unreasonably withheld). If such characters are not consistent with the characters as they have been depicted heretofore, Harvey shall have the right of approval over such depiction (such approval not to be unreasonably withheld). Harvey and Saban shall have the right to mutually approve the initial treatment; provided, however, that in the event of a disagreement, Saban's determination regarding the content of the treatment will control. All approvals herein shall be exercised in a timely manner by Harvey so that development/production exigencies may be met by Saban. If Harvey has not exercised any of its approvals in a timely manner as required, Saban may proceed on the basis that such material subject to Harvey's approval is deemed irrevocably approved. Saban will consult with Harvey with

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respect to all other key creative matters; provided, however, that all other such creative matters and decisions and all business decisions (except as set forth in paragraph 14, below) related to production of the Picture shall be within Saban's sole determination. Saban will have final cut.

     13. RIGHTS GRANTED: Harvey shall own all right, title and interest, including the copyright in and to the Picture and all elements including the copyright in and to the Picture and all elements thereof Upon condition that Saban, as required by Harvey, enters into a subdistribution agreement with Fox Home Video or Warner Home Video, whose distribution fees will be subsumed in Saban's Distribution Fees set forth in paragraph 2 hereinabove, for Home Video Devices, Saban shall have the sole and exclusive right to distribute, subdistribute, and exploit the Picture in linear non-interactive form in the following media: (i) all forms of television now and hereafter known (including without limitation pay, pay-per-view, video-on-demand, near video-on-demand, network, free and basic cable, dbs and syndication); (ii) non-theatrical; (iii) airlines; and (iv) all formats and channels of home-video distribution now and hereafter known intended for linear viewing, which shall include without limitation, videocassette, laser disc, and digital video disc ("Home Video Devices"). All rights not granted expressly herein are specifically reserved to Harvey.

     14. THIRD PARTY PAYMENT: Producer shall be responsible for any and all costs of the production of the Picture. All payments and any contingent compensation or residual participations due third parties contracted by Saban shall be made by Saban and advanced and recouped as a distribution cost by Saban; it being understood that Saban and Harvey will have the right to mutually approve third party contingent compensation, which approval shall not be unreasonably withheld.

     15. DELIVERY OF PICTURE: Saban shall be fully responsible for delivery of all the technical physical elements and artwork which Saban may require for the manufacturing, packaging ;and promotion/marketing for the Picture in accordance with Saban's standard delivery specifications.

     16. DISTRIBUTION: Saban will use reasonable efforts to maximize revenues in the distribution of the Picture.

     Saban shall be responsible for all aspects of distribution of the Picture, fulfillment of all orders and inventory maintenance.

     Saban shall establish the release patterns and holdbacks for the Picture, subject to consultation with Harvey.

     17. PRICING: Saban shall establish suggested retail and wholesale prices for the Picture in consultation with Harvey.

     18. MANUFACTURING: Saban shall advance all manufacturing costs as a recoupable distribution expense.


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     19.  MARKETING AND SALES PLANNING AND EXECUTION: Saban shall have the control over marketing plans, tactics, including (but not limited to) packaging, titles, title content, advertising, promotion and pricing, subject to practical or legal restrictions, in consultation with Harvey. Harvey's logo and Saban and its subdistributor's logos will be displayed on all packaging, in equal size and prominence. Saban or its subdistributor will solicit and process all orders. Saban or its subdistributor will handle all returns.

     20. CREDIT AND COLLECTION: Saban will evaluate each account's credit worthiness and apply the same standards to the Picture that it does to all other pictures it distributes. Saban will bear the responsibility for collection.

     21. SALES/SHIPMENTS: As part of its quarterly accountings to Harvey, Saban or its subdistributor will provide Harvey with quarterly reports of product sales and returns.

     22. FINANCIAL REPORTING: Accounting statements, which are subject to audit by a first-class, reputable firm of certified public accountants, shall be rendered quarterly and shall conform with the end of each such corresponding accounting period. Statements shall be given thirty (30) days after the end of such accounting period and any payments due to Harvey as indicated therein shall accompany such statement. Saban acknowledges that fifteen (15) days after the end of each quarter, Saban's financial officer will meet with Harvey's financial officer and review the performance of the Picture and will provide guidance on ultimate revenues for the Picture according to G.A.A.P. in order to facilitate Harvey's reporting obligations. Saban will use reasonable business efforts to include Fox's or Warner's (as applicable) financial officer to participate in such review meetings. All financial records shall be subject to audit every twelve (12) months. In the event a discrepancy resulting in an underpayment to Harvey of greater than five percent (5%) is found, Saban shall pay Harvey's direct, out-of-pocket audit costs.

     23. RIGHT OF FIRST NEGOTIATION/FIRST REFUSAL ("FNFR"): Subject to the rights of MCA, if any, if Harvey desires directly or indirectly to option, license, sell, grant, dispose of, or transfer to any third person made for home video live action sequel distribution rights in "Richie Rich", within two (2) years after June 30, 1998, Harvey shall give Saban written notice of such desired transfer. Saban shall respond to such notice within five (5) business days. If Saban fails to respond to such notice (if properly given),or if Saban does not wish to proceed then Harvey shall be free to negotiate with a third person without any further obligation to Saban. If Saban notifies Harvey that it desires to negotiate, Harvey shall be obligated to negotiate in good faith with Saban for a period of ten (10) business days. If an agreement is not reached prior to the expiration of the said ten (10) business day period, then upon such expiration Saban will provide to Harvey a written statement of the terms least favorable to Saban that Saban is willing to accept in connection with the transfer and Harvey shall have the right to accept such business terms within two (2) business days following receipt of such notice. If Harvey does not accept such terms, Harvey is free to negotiate with a third person with respect to the transfer and to conclude an agreement on terms more favorable but only if "conclusively more favorable", than the last terms proposed.

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If the terms of the proposed agreement with a third party are not conclusively more favorable to Harvey, then Harvey shall not have the right to enter into such third person agreement until Harvey notifies Saban in writing of such proposed terms and gives Saban a period of five (5) business days following receipt of such notice to accept such proposed terms. If Saban does not accept such proposed terms by the end of said period, Harvey shall have the right to enter into the proposed third party agreement. An agreement with third person shall be deemed conclusively more favorable if the fixed compensation and license fee offered by such third person exceeds the last fixed compensation and license fee offered by Saban by 10% or more, and all other terms, evaluated and computed on an aggregate basis are the same or more favorable to Harvey. Notwithstanding the foregoing, Harvey agrees not to authorize the initial release of a Richie Rich video sequel earlier than January of 1999.

     24.  TRADEMARK COPYRIGHT PROTECTION:

          (A). The Long Form Agreement will contain appropriate language protecting Harvey's trademark and copyrights. This language will include a direct statement that Harvey owns any and all goodwill in and to such trademarks and copyrights and will provide for appropriate Saban actions to protect Harvey's interest in all such trademarks and copyrights.

          (B). Harvey represents and warrants that is owns all rights in and to the Richie Rich characters granted to Saban hereunder, free of any encumbrances or obligations; that the rights granted to Saban hereunder will not infringe or violate the rights of any third party; that the characters are fully protected by trademark; and there exists no claim or litigation relating to the characters or any rights in and to the characters which would affect adversely the rights to be acquired by Saban hereunder. The parties acknowledge that Harvey does not solely own or control any new characters or new elements created originally for the Warner Bros. "Richie Rich" motion picture. Notwithstanding the foregoing in the event of a claim by MCA or Warner Bros. (including, without limitation asserting a matching right on which MCA prevails), Saban agrees that its damages will be limited to repayment of the direct out of pocket costs incurred by Saban in connection with the Picture and Saban's reasonable outside attorneys fees.

     25.  Intentionally deleted.

     26. LONG FORM AGREEMENT: The parties to this Agreement may enter into a Long Form Agreement incorporating the terms set forth in this agreement and adding other standard terms and conditions customary in home video distribution agreements in the entertainment industry. Notwithstanding the parties' intention to create and execute a Long Form Agreement, upon the execution of this Agreement by both parties hereto, this Agreement shall immediately be in full force and effect, and shall be fully binding on and enforceable by both parties to this Agreement. There shall be no assignment of the agreement by Saban without Harvey's prior written consent, which consent shall not be unreasonably withheld. The parties agree to mutually approve the press release relating to this transaction.

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AGREED TO AND ACCEPTED:

HARVEY ENTERTAINMENT


By:               [SIG]
   -------------------------------------
   Its


SABAN ENTERTAINMENT, INC.


By:              [SIG]
   -------------------------------------
   Its       SR.  VICE PRESIDENT


SABAN INTERNATIONAL N.V.

By: /s/       R.A. de MEZA
   -------------------------------------
   Its      MANAGING DIRECTOR


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